UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 29, 2008

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, in June 2006 Quest Software, Inc. (the “Company” or “Quest”) received an informal request for information from the staff of the Los Angeles regional office of the Securities and Exchange Commission (“Commission”) regarding the Company’s historical employee stock option granting practices. In January 2007 the Commission issued a formal order of investigation. Also as previously disclosed, in December 2007 the Company filed restated financial statements with the Commission that reflected the correction of its original accounting for employee stock options.

On February 29, 2008 the Company received a “Wells Notice” from the Commission in connection with this investigation. Vincent C. Smith, the Chairman of the Board of Directors and Chief Executive Officer of the Company, also received a Wells Notice. Wells Notices were also received by Kevin E. Brooks, an employee of the Company, and by former employees Brinkley Morse and John Laskey, each of whom previously served as the Company’s Chief Financial Officer.

The Wells Notices provide notification that the staff of the Commission intends to recommend to the Commission that it bring a civil action against the recipients for possible violations of the federal securities laws. Based on discussions with the staff, the Company believes that the issues the staff intends to pursue relate to the Company’s historical option granting processes and the accounting relating to those option grants. Under the process established by the Commission, recipients have the opportunity to respond in writing to a Wells Notice before the Commission staff makes any formal recommendation to the Commission regarding what action, if any, should be brought by the Commission. The Company and Mr. Smith intend to provide written submissions to the Commission in response to the Wells Notices and may seek meetings with the Commission staff. The Company is continuing to cooperate with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: March 6, 2008	By:	/s/ J. Michael Vaughn
J. Michael Vaughn
Vice President, General Counsel